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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             III EXPLORATION COMPANY

                                       AND

                             PETROGLYPH ENERGY, INC.





                            Dated as of June 20, 2000


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                                TABLE OF CONTENTS

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                                                                                              PAGE
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ARTICLE I.  THE MERGER..........................................................................1
    Section 1.1.  Formation of Acquisition......................................................1
    Section 1.2.  The Merger....................................................................1
    Section 1.3.  Effective Time................................................................1
    Section 1.4.  Closing.......................................................................2
    Section 1.5.  Certificate of Incorporation; By-laws; Officers and Directors.................2
    Section 1.6.  Effect on Common Stock........................................................2
    Section 1.7.  Dissenting Shares.............................................................3
    Section 1.8.  Treatment of  Stock Options and Stock Appreciation Rights.....................3
    Section 1.9.  Exchange of Certificates......................................................4
    Section 1.10. Proxy Statement and Schedule 13E-3............................................6
    Section 1.11. Additional Agreements and Provisions..........................................6

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF PETROGLYPH.......................................7
    Section 2.1.  Organization of Petroglyph and its Subsidiaries...............................7
    Section 2.2.  Capitalization of Petroglyph; Ownership.......................................7
    Section 2.3.  Subsidiaries of Petroglyph....................................................7
    Section 2.4.  Authorization.................................................................8
    Section 2.5.  Fairness Opinion and Approval by the Special Committee........................8
    Section 2.6.  Brokers and Finders...........................................................8
    Section 2.7.  SEC Documents; Undisclosed Liabilities........................................8
    Section 2.8.  Absence of Certain Changes or Events..........................................9
    Section 2.9.  Taxes.........................................................................9

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF IIIX...........................................10
    Section 3.1.  Organization and Authority of Acquisition....................................10
    Section 3.2.  Authorization................................................................10
    Section 3.3.  Brokers and Intermediaries...................................................11
    Section 3.4.  Proxy Statement..............................................................11
    Section 3.5.  Financing....................................................................11

ARTICLE IV.  CERTAIN COVENANTS AND AGREEMENTS..................................................11
    Section 4.1.  Announcement.................................................................11
    Section 4.2.  Notification of Certain Matters..............................................11
    Section 4.3.  Directors' And Officers' Indemnification.....................................12
    Section 4.4.  Stockholders Meeting.........................................................12
    Section 4.5.  Obligations of Acquisition...................................................12
    Section 4.6.  Petroglyph Interim Operations................................................12

ARTICLE V.  CONDITIONS PRECEDENT...............................................................13
    Section 5.1.  Conditions to Each Party's Obligation to Effect the Merger...................13
    Section 5.2.  Conditions to the Obligation of Petroglyph to Effect the Merger..............14


                                      (i)
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
    Section 5.3.  Conditions to the Obligation of Acquisition to Effect the Merger.............14

ARTICLE VI.  TERMINATION, AMENDMENT AND WAIVER.................................................15
    Section 6.1.  Termination..................................................................15
    Section 6.2.  Effect of Termination........................................................16
    Section 6.3.  Amendment....................................................................16
    Section 6.4.  Waiver.......................................................................16
    Section 6.5.  Approval of Special Committee Required.......................................16

ARTICLE VII.  MISCELLANEOUS....................................................................16
    Section 7.1.  Non-Survival of Representations and Warranties...............................16
    Section 7.2.  Expenses.....................................................................16
    Section 7.3.  Applicable Law...............................................................17
    Section 7.4.  Notices......................................................................17
    Section 7.5.  Entire Agreement.............................................................18
    Section 7.6.  Assignment...................................................................18
    Section 7.7.  Headings; References.........................................................18
    Section 7.8.  Counterparts.................................................................18
    Section 7.9.  No Third-Party Beneficiaries.................................................18
    Section 7.10. Severability; Enforcement....................................................18


Schedules:

Schedule 2.2 -- Capitalization
Schedule 2.9 -- Taxes


                                      (ii)
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     AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2000, by and between III
Exploration Company, an Idaho corporation ("IIIX"), and Petroglyph Energy, Inc., a Delaware corporation ("Petroglyph").

     WHEREAS, IIIX desires to acquire the entire equity interest in Petroglyph and to provide for the payment of $2.85 per share in cash for all shares of the common stock, par value $.01 per share, of Petroglyph (the "Petroglyph Common Stock") not held by IIIX; and

     WHEREAS, IIIX intends to contribute shares of Petroglyph Common Stock held by it to a Delaware corporation to be formed for the purpose of effecting such transaction ("Acquisition") and to acquire in exchange therefor the common stock of Acquisition; and

     WHEREAS, the Board of Directors of Petroglyph, upon the recommendation of the special committee established to consider the fairness of the transaction contemplated by this Agreement (the "Special Committee"), has unanimously approved, and deems advisable and in the best interests of its stockholders, the merger of Acquisition with and into Petroglyph in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") and upon the terms, and subject to the conditions, of this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.1. Formation of Acquisition. Before consummation of the Merger, IIIX shall incorporate and organize Acquisition and contribute to Acquisition, in exchange for the common stock of Acquisition, shares of Petroglyph Common Stock owned by it and constituting at least a majority of the shares of Petroglyph Common Stock outstanding.

     Section 1.2. The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into Petroglyph, the separate existence of Acquisition shall cease, and Petroglyph shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

     Section 1.3. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, Acquisition and Petroglyph shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in such form as required by and in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such other time as shall be permissible in accordance with the DGCL and as Acquisition and Petroglyph shall agree and as specified in the Certificate of Merger (the time the Merger shall have become effective being the "Effective Time").


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     Section 1.4. Closing. The closing of the Merger (the "Closing") shall take place telephonically or at the offices of Morris, Laing, Evans, Brock & Kennedy, Chtd., Fourth Floor, 200 West Douglas, Wichita, Kansas 67202 at 10:00 a.m. (central time) on the date that is no later than the business day after the satisfaction of the conditions provided in Article V, or at such other time and place as Acquisition and Petroglyph shall agree (the "Closing Date").

     Section 1.5. Certificate of Incorporation; By-laws; Officers and Directors. Pursuant to the Merger: (a) the Certificate of Incorporation and By-laws of Petroglyph as in effect immediately before the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation after the Merger, until thereafter changed or amended as provided therein and in accordance with applicable law; (b) the directors of Petroglyph shall be the directors of the Surviving Corporation after the Merger and until the earlier of their death, resignation or removal or until their respective successors shall have been duly elected or appointed and qualified; and (c) the officers of Petroglyph immediately before the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors shall have been duly elected or appointed and qualified.

     Section 1.6. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Petroglyph or the holders of any shares of Petroglyph Common Stock or any other capital stock of Petroglyph:

          (a) Common Stock of Acquisition. Each share of Common Stock, par value $.01 per share, of Acquisition (the "Acquisition Common Stock") that shall be issued and outstanding immediately before the Effective Time shall be converted into and become one share of the Common Stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

          (b) Common Stock of Petroglyph. Subject to Sections 1.6(c), 1.6(d), 1.6(e), 1.7 and 1.8, each share of Petroglyph Common Stock that is issued and outstanding immediately before the Effective Time shall be converted into and become the right to receive the sum (the "Merger Consideration") of $2.85 in cash and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Petroglyph Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.9.

          (c) Cancellation of Treasury Stock. Each share of Petroglyph Common Stock that shall be owned immediately before the Effective Time by Petroglyph or any Subsidiary (as hereinafter defined) of Petroglyph that constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which Petroglyph, directly or indirectly, owns or controls capital stock (or other equity interests)


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representing more than fifty percent of the general voting power of such entity under ordinary circumstances.

          (d) Petroglyph Common Stock Held by Acquisition. Each share of Petroglyph Common Stock that shall be owned immediately before the Effective Time by Acquisition shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and Acquisition shall cease to have any rights with respect to any certificates representing any such shares.

          (e) Petroglyph Common Stock Subject to Incentive Plan. Each share of Petroglyph Common Stock issued pursuant to Petroglyph's 1997 Incentive Plan (as amended, the "Petroglyph Incentive Plan") that is outstanding immediately before the Effective Time (whether or not vested), and each share of Petroglyph Common Stock that has been issued prior to the Effective Time upon exercise of Petroglyph Options (as defined below) granted under the Petroglyph Incentive Plan shall be converted into and become the right to receive the Merger Consideration in accordance with Section 1.6(b).

     Section 1.7. Dissenting Shares

          (a) Notwithstanding anything in this Agreement to the contrary, shares of Petroglyph Common Stock outstanding immediately before the Effective Time and held by a holder who shall have demanded and perfected such holder's right to appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, but the holder thereof shall instead be entitled to such rights as are afforded under the DGCL with respect to such holder's Dissenting Shares, unless such holder shall fail to perfect or shall withdraw or otherwise lose such holder's right to appraisal.

          (b) If any holder of shares of Petroglyph Common Stock who shall demand appraisal of such holder's shares pursuant to the DGCL shall fail to perfect or shall withdraw or otherwise lose such holder's right to appraisal, at the later of the Effective Time or upon the occurrence of such event, the Dissenting Shares of such holder shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, in accordance with Section 1.6(b).

          (c) Petroglyph shall give IIIX and, after its formation, Acquisition
(i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Petroglyph Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Petroglyph and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Petroglyph shall not voluntarily make any payment with respect to any demand for appraisal and shall not, except with the prior written consent of IIIX or Acquisition, settle or offer to settle any such demands.

     Section 1.8. Treatment of Stock Options and Stock Appreciation Rights. Petroglyph shall take all actions necessary to provide that each outstanding and unexercised stock option or stock appreciation right (collectively, the "Petroglyph Options") granted under


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the Petroglyph Incentive Plan, whether or not exercisable or vested, shall be terminated in accordance with the Petroglyph Incentive Plan prior to the Effective Time.

     Section 1.9. Exchange of Certificates.

          (a) Exchange Agent. Before the Effective Time, Petroglyph shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Acquisition shall deposit with the Exchange Agent, for the benefit of the holders of shares of Petroglyph Common Stock, for exchange in accordance with this Section 1.9, the aggregate amount of cash payable pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Petroglyph Common Stock (the "Exchange Fund").

          (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, which immediately before the Effective Time shall have represented outstanding shares of Petroglyph Common Stock, whose shares shall have been converted into the right to receive cash pursuant to Section 1.6(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Petroglyph Common Stock shall pass, only upon delivery of the certificates representing such shares of Petroglyph Common Stock to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Petroglyph Common Stock, together with a duly executed (if required) letter of transmittal, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates formerly representing shares of Petroglyph Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Petroglyph Common Stock formerly represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Petroglyph or its transfer agent of certificates representing shares of Petroglyph Common Stock and, if such certificates shall be presented to Petroglyph for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Petroglyph Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Petroglyph Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Petroglyph, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Petroglyph or its transfer agent that such tax shall have been paid or shall not be applicable. Until surrendered as contemplated by this
Section 1.9, each certificate for shares of Petroglyph Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger


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Consideration allocable to the shares represented by such certificate as contemplated by Section 1.6(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

          (c) No Further Ownership Rights in Petroglyph Stock. The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Petroglyph Common Stock in accordance with the terms of this Section 1.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Petroglyph Common Stock formerly represented by such certificates.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) that shall remain undistributed to the holders of the certificates formerly representing shares of Petroglyph Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Petroglyph Common Stock before the Merger who have not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration to which such holders may be entitled.

          (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, entity, corporation, partnership, trust or unincorporated organization or any government or any agency or political subdivision thereof.

          (f) Lost Certificates. If any certificate or certificates formerly representing shares of Petroglyph Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 1.9.

          (g) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Petroglyph Common Stock such amounts as the Surviving Corporation or the Exchange Agent shall be required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Petroglyph Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.


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     Section 1.10. Proxy Statement and Schedule 13E-3.

          (a) Petroglyph shall prepare, in consultation with IIIX, the Proxy Statement on Schedule 14A under the Securities Exchange Act of 1934 (the "Exchange Act") (the "Proxy Statement") to be distributed to holders of the Petroglyph Common Stock for the purpose of soliciting proxies for use at the annual or special meeting of stockholders of Petroglyph (the "Stockholders Meeting") at which the adoption of this Agreement and the approval of the transactions contemplated thereby shall be sought. In the Proxy Statement, subject to the fiduciary duties of its Board of Directors or of the directors constituting the Special Committee (as determined by such directors in good faith after consultation with counsel), Petroglyph shall recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby. Petroglyph shall file the Proxy Statement with the SEC as soon as is reasonably practicable after the date hereof and shall use all reasonable efforts to respond to comments from the SEC and to cause the Proxy Statement to be mailed to Petroglyph's stockholders at the earliest practicable time.

          (b) None of the information to be supplied by Petroglyph for inclusion in the Proxy Statement shall, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall, as of its date, comply as to form in all material respects with all applicable laws, including the Exchange Act, and the rules and regulations thereunder. Petroglyph shall not mail, amend or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement thereof shall be satisfactory in content to IIIX in the exercise of its reasonable judgment.

          (c) As soon as practicable after the date of this Agreement, IIIX and Petroglyph shall file with the SEC, and shall use their reasonable best efforts to cause any of their respective affiliates engaging in this transaction to file with the SEC, a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act (the "Schedule 13E-3 Transaction Statement") with respect to the Merger. Each of the parties hereto shall agree to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information shall be or shall have become incomplete, false or misleading.

     Section 1.11. Additional Agreements and Provisions. Upon the terms and subject to the conditions of this Agreement and subject to the fiduciary duties of the directors of Petroglyph or of the directors constituting the Special Committee (as determined by such directors in good faith after consultation with counsel), each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all additional action and to do, or cause to be done, all additional things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable


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to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Petroglyph or Acquisition, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto shall use their respective best efforts to challenge any action brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF PETROGLYPH

     Petroglyph hereby represents and warrants to IIIX and Acquisition as follows:

     Section 2.1. Organization of Petroglyph and its Subsidiaries. Each of Petroglyph and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Each of Petroglyph and its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Petroglyph and its Subsidiaries, taken as a whole.

     Section 2.2. Capitalization of Petroglyph; Ownership. The authorized capital stock of Petroglyph consists of 25,000,000 shares of Petroglyph Common Stock, of which 6,458,333 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, of which 292,915 shares have been designated as Series A Convertible Preferred Stock 262,588 shares of which are issued and outstanding as of the date hereof. All the issued and outstanding shares of capital stock of Petroglyph are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Petroglyph Options to purchase an aggregate of no more than 420,000 shares of Petroglyph Common Stock and as disclosed on Schedule 2.2 hereto, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Petroglyph or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Petroglyph committed to issue any such option, warrant, right or security. After the Merger, Petroglyph will not have any obligation to issue, transfer or sell any shares of its capital stock or other securities of Petroglyph pursuant to any employee benefit plan or otherwise.

     Section 2.3. Subsidiaries of Petroglyph. All shares of capital stock of each Subsidiary have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant,


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right or security. Other than the Subsidiaries referred to in this Section 2.3,
Petroglyph does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     Section 2.4. Authorization. Petroglyph has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of Petroglyph, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Petroglyph (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of Petroglyph). The Board of Directors of Petroglyph has unanimously adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of, Petroglyph and its stockholders. Petroglyph has taken all action necessary to exempt the Merger and the other transactions contemplated hereby with IIIX, Acquisition and their affiliates from the operation of the "Business Combination Statute" at Section 203 of the DGCL. This Agreement has been duly executed and delivered by Petroglyph and, assuming the due authorization, execution and delivery hereof by IIIX, constitutes the valid and binding obligation of Petroglyph, enforceable against Petroglyph in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 2.5. Fairness Opinion and Approval by the Special Committee. On or before the date hereof, the Special Committee (i) determined that the Merger is fair to and in the best interest of the stockholders of Petroglyph other than IIIX (the "Public Stockholders") and (ii) recommended that the Board of Directors of Petroglyph approve this Agreement and such transactions. The Special Committee has received an opinion of Prudential Securities Incorporated to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view.

     Section 2.6. Brokers and Finders. Neither Petroglyph nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

     Section 2.7. SEC Documents; Undisclosed Liabilities. Petroglyph has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Petroglyph included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position of Petroglyph as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     Section 2.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available before the date of this Agreement or as discussed at any duly called meeting of the Board of Directors of Petroglyph at which a quorum was present, since the date of the most recent audited financial statements included in the filed SEC Documents, Petroglyph has conducted its business only in the ordinary course, and there has not been any material adverse change in the business or financial condition of Petroglyph and its subsidiaries taken as a whole.

     Section 2.9. Taxes.

          (a) Except as set forth in Schedule 2.9, (i) each of Petroglyph and its Subsidiaries has timely filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to it or its operations or assets, and such Tax Returns are true, correct and complete, (ii) all Taxes (as hereinafter defined) due with respect to taxable years for which each of Petroglyph's and its Subsidiaries' Tax Returns were filed, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to each of Petroglyph and its Subsidiaries or its employees, operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of each of Petroglyph and its Subsidiaries as of December 31, 1999 is adequate in all material respects for the payment of all Taxes through the date thereof and no Taxes have been incurred after December 31, 1999 which were not incurred in the ordinary course of business, (iv) there are no liens for Taxes upon the assets of any of Petroglyph or its Subsidiaries, (v) no federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of any of Petroglyph or its Subsidiaries, and there are no outstanding deficiencies or assessments asserted or proposed, and any such proceedings, deficiencies or assessments shown in Schedule 2.9 are being contested in good faith through appropriate proceedings, and each of Petroglyph and its Subsidiaries has made available to Acquisition copies of all revenue agent reports (or similar reports) and related schedules relating to pending income tax audits of each of Petroglyph and its Subsidiaries, (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any of Petroglyph or its Subsidiaries, or with respect to its operations or assets, no power of attorney granted by any of Petroglyph or its Subsidiaries with respect to any matter relating to Taxes is currently in force, and each of Petroglyph and its Subsidiaries is not a party to any agreement providing for the allocation or sharing of Taxes and (vii) the federal income Tax Returns of each of Petroglyph and its Subsidiaries have been examined by the IRS (or the applicable statutes of limitations for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1996.

          (b) Each of Petroglyph and its Subsidiaries has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          (c) Each of Petroglyph and its Subsidiaries is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

          (d) Except as set forth in Schedule 2.9, each of Petroglyph and its Subsidiaries is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

          (e) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

          (f) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF IIIX

     IIIX hereby represents and warrants to Petroglyph as follows:

     Section 3.1. Organization and Authority of Acquisition. At the Effective Time, Acquisition will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition will be incorporated solely for the purpose of merging with and into Petroglyph and taking action incident thereto. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement or in connection with its organization, at the Effective Time Acquisition will not have incurred any obligations or liabilities or engaged in any business activities of any kind.

     Section 3.2. Authorization. IIIX has, and Acquisition will have, all corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (or in the case of Acquisition, will be) duly authorized by all requisite partnership or corporate action on the part of IIIX and Acquisition. This Agreement has been duly executed and delivered by IIIX and, assuming the due authorization, execution and delivery hereof by Petroglyph, constitutes the valid and binding obligation of IIIX, enforceable against IIIX in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles. Upon consummation of the Assignment (as hereinafter defined), assuming the due authorization, execution and delivery hereof by Petroglyph, this Agreement will constitute the valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 3.3. Brokers and Intermediaries. IIIX has not, and Acquisition will not have, employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees shall be the liability of IIIX or Acquisition.

     Section 3.4. Proxy Statement. None of the information to be supplied by IIIX or Acquisition for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.5. Financing. IIIX has on the date hereof, and anticipates that at the Closing it will have, such funds as are necessary for the consummation by Acquisition of the Merger as contemplated hereby.

                                  ARTICLE IV.

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 4.1. Announcement. None of Petroglyph, IIIX or Acquisition shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the others (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 4.1 to the contrary, Acquisition, IIIX and Petroglyph shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated hereby, whether or not required by law.

     Section 4.2. Notification of Certain Matters. Petroglyph shall give prompt notice to IIIX and Acquisition, and IIIX and Acquisition shall give prompt notice to Petroglyph, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or before the Effective Time and (b) any material failure of Petroglyph, or of IIIX or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party or parties receiving such notice.

     Section 4.3. Directors' And Officers' Indemnification.

          (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in Petroglyph's Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or before the Effective Time were directors or officers of Petroglyph, unless such modification shall be required by law.

          (b) IIIX or the Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which shall not be less advantageous to the insured (as defined under the Petroglyph Insurance Policies (as hereinafter defined)) than any such policies of Petroglyph currently in effect on the date of this Agreement (the "Petroglyph Insurance Policies"), with respect to matters occurring before the Effective Time, to the extent available, and having the maximum available coverage under any such Petroglyph Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 4.3(b) in excess of 200% of the annual premiums currently paid by Petroglyph and provided further, however, that if the annual premiums for such insurance coverage exceed 200% of the annual premiums currently paid by Petroglyph, the Surviving Corporation shall be obliged to obtain a policy with the greatest coverage that can be obtained for premiums that are 200% of the annual premiums currently paid by Petroglyph.

     Section 4.4. Stockholders Meeting. Petroglyph shall seek and solicit the requisite vote of stockholders at the Stockholders Meeting for the adoption and approval of this Agreement and the transactions contemplated hereby. IIIX shall vote all shares of Petroglyph Common Stock owned by it, and shall cause Acquisition to vote any and all shares of Petroglyph Common Stock that Acquisition may own, at the Stockholders Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

     Section 4.5. Obligations of Acquisition. IIIX shall take all actions necessary to cause Acquisition to perform its obligations in accordance with the terms, and subject to the conditions, of this Agreement.

     Section 4.6. Petroglyph Interim Operations. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Petroglyph shall (except to the extent that IIIX shall otherwise have previously consented in writing) carry on its business and the business of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay, to the extent it is able, its debts and taxes when due (unless debts and taxes are subject to a dispute that Petroglyph is reasonably and actively seeking to resolve), pay or perform, to the extent it is able, other obligations when due (unless such obligations are the subject of a dispute that Petroglyph is actively seeking to resolve) and, to the extent consistent with such businesses, use its reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees, to maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Petroglyph or any of its Subsidiaries to carry on its business and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving Petroglyph's goodwill and ongoing business at the Effective Time, and shall refrain from taking such action that would cause any of the conditions contained in Article V hereof not to be satisfied; provided, however, that the parties hereby acknowledge that Petroglyph currently has a negative net cash working capital position of approximately $2 million. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of IIIX, Petroglyph shall not, nor shall it permit any Subsidiary to:

          (a) acquire or dispose of (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, other than
(i) pursuant to agreements that are in effect as of the date hereof and that have been disclosed to IIIX in writing prior to the date hereof, (ii) assets used in the ordinary course of business, including sales of oil and gas products, in a manner that is consistent with past practice or (iii) approved by the Petroglyph Board of Directors; or

          (b) incur, assume or guarantee any indebtedness for borrowed money other than pursuant to Petroglyph's credit facility with Chase Manhattan Bank (up to amounts available under such credit facility on the date hereof);

provided, however, that the parties hereby acknowledge that Petroglyph, with the approval of IIIX, intends to seek additional debt financing.

                                   ARTICLE V.

                              CONDITIONS PRECEDENT

     Section 5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which shall prohibit the consummation of the Merger or shall materially challenge the transactions contemplated hereby.

          (b) Consents. Except for the filing of the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby shall have been obtained or effected or filed.

          (c) Approval of Holders of Petroglyph Common Stock. This Agreement and the Merger shall have been adopted by the affirmative vote or written consent of a majority of the shares of Petroglyph Common Stock outstanding.

          (d) Consent of Chase Manhattan Bank. Chase Manhattan Bank, as lender under the Credit Agreement, dated as of September 30, 1998, between Chase Manhattan Bank and Petroglyph, shall have consented to the Merger.

          (e) Recommendation of the Special Committee. The Special Committee shall not have withdrawn its recommendation that (i) the Merger is fair to and in the best interest of the Public Stockholders and (ii) the Board of Directors of Petroglyph approve this Agreement and such transactions.

     Section 5.2.Conditions to the Obligation of Petroglyph to Effect the Merger. The obligation of Petroglyph to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions before or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of IIIX contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, and Petroglyph shall have received a certificate of the President of IIIX to that effect.

          (b) Agreements. IIIX and Acquisition shall have performed and complied in all material respects with all their undertakings and agreements required by this Agreement to be performed or complied with by them before or at the Closing Date.

     Section 5.3. Conditions to the Obligation of Acquisition to Effect the Merger. The obligation of Acquisition to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions before or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Petroglyph contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, and Acquisition shall have received a certificate of the President and Chief Executive Officer of Petroglyph to that effect.

          (b) Agreements. Petroglyph shall have performed and complied in all material respects with all of undertakings and agreements required by this Agreement to be performed or complied with by it before or at the Closing Date.

          (c) No Material Adverse Change. Except as set forth in the Petroglyph SEC Reports filed on or before the date of this Agreement or as discussed at any duly called meeting of the Board of Directors of Petroglyph at which a quorum was present, since December 31, 1999 there shall not have been any material adverse change in the business, assets, liabilities, results of operations or financial condition of Petroglyph and its Subsidiaries, taken as a whole.

          (d) Appraisal Rights. The holders of not more than 10% of the issued and outstanding shares of Petroglyph Common Stock shall have exercised their rights to dissent from the Merger in accordance with Section 262 of the DGCL and pursuant to Section 1.7 of this Agreement.

          (e) Indebtedness of Petroglyph. Except as otherwise provided in this Agreement or approved by IIIX, the gross aggregate amount of all indebtedness (including, without limitation, capitalized leases (but specifically excluding any obligations under Petroglyph's agreements with Colorado Interstate Gas), senior subordinated notes issued to IIIX, Petroglyph's credit facility with Chase Manhattan Bank and the loan agreement between Petroglyph and IIIX, and all accrued and unpaid interest on such amounts) of Petroglyph and its Subsidiaries shall not, on the Closing Date, exceed $19 million.

                                  ARTICLE VI.

                        TERMINATION, AMENDMENT AND WAIVER

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of IIIX (or Acquisition, after its formation) and Petroglyph (with the approval of the Special Committee);

          (b) by either IIIX (or Acquisition, after its formation) or Petroglyph (with the approval of the Special Committee), in each case by written notice to the other, if:

               (i) the Merger shall have not been consummated on or before September 15, 2000; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

               (ii) the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Acquisition its approval of this Agreement or the Merger after having concluded to do so in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

     Section 6.2. Effect of Termination. If this Agreement shall be terminated as provided in Section 6.1, this Agreement shall become null and void, and there shall be no liability on the part of IIIX, Acquisition or Petroglyph (except as set forth in Section 7.2 hereof, which shall survive any termination of this Agreement); provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to any breach of this Agreement.

     Section 6.3. Amendment. This Agreement may be amended in writing by the parties hereto; provided, however, that any amendment of this Agreement after approval by the stockholders of Petroglyph at the Stockholders Meeting that, in the judgment of the Special Committee, shall adversely affect in any material respect the rights of stockholders under this Agreement shall require the prior approval of the stockholders of Petroglyph.

     Section 6.4. Waiver. At any time before the Effective Time, whether before or after the approval of the holders of Petroglyph Common Stock referred to in
Section 5.1(c) hereof, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or fulfillment of any conditions to its own obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     Section 6.5. Approval of Special Committee Required. The approval of the Special Committee shall be required for (i) any amendment or modification of this Agreement that adversely affects in any material respect the rights of stockholders under this Agreement, (ii) any waiver of any condition to the obligations of Petroglyph under Sections 5.1(e), 5.2(a) or 5.2(b) hereof and
(iii) any waiver of Petroglyph's rights under this Agreement.

                                  ARTICLE VII.

                                  MISCELLANEOUS

     Section 7.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and neither IIIX, Acquisition or Petroglyph, nor any of their respective officers, directors or employees or stockholders, shall have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 7.2. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses. All costs and expenses incurred by IIIX or Acquisition in connection with the Agreement and the consummation of the transactions contemplated hereby shall, after the Effective Time, be obligations of the Surviving Corporation.

     Section 7.3. Applicable Law. This Agreement shall be governed by the law of the State of Delaware without regard to the laws that might apply under otherwise applicable choice-of-law principles.

     Section 7.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:
(a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

If to Petroglyph, to:

c/o Petroglyph Energy, Inc.
1302 N. Grand
Hutchinson, KS 67501
Attention: Robert C. Murdock
President
Facsimile: (316) 665-0687

with copies (which shall not constitute notice) to:

Roger Walter, Esq.
Morris, Laing, Evans, Brock &
Kennedy, Chtd.
800 S.W. Jackson, Ste. 914
Topeka, KS 66612
Facsimile: (785) 232-9883

and

Craig N. Adams, Esq.
Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Facsimile: (214) 969-1751

If to IIIX or Acquisition, to:

c/o Intermountain Industries, Inc.
555 S. Cole Road
P.O. Box  7608
Boise, ID 83707
Facsimile: (208) 377-6097

with copies (which shall not constitute notice) to:

Roger D. Blanc, Esq.
Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-8111

and

Eugene C. Thomas
Moffatt, Thomas. Barrett, Rock & Fields, Chtd.
US Bank Plaza Building
101 S. Capitol Blvd., 10th Floor
Boise, ID 83701-0829
Facsimile: (208) 385-5384

Such names and addresses may be changed by such notice.

     Section 7.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that promptly following the formation of Acquisition, IIIX shall assign to Acquisition (the "Assignment") its rights, interests and obligations hereunder, and Acquisition shall assume and succeed to such rights, interests and obligations; provided that such assignment shall not relieve IIIX of its obligations to cause the Merger to be consummated pursuant to and in accordance with the terms of this Agreement. This Section 7.6 shall survive any termination of this Agreement.

     Section 7.7. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

     Section 7.9. No Third-Party Beneficiaries. Except as provided in Sections
1.9 and 4.3, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     Section 7.10. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such provision shall be deemed to have been replaced in such jurisdiction by the provisions enforceable in such jurisdiction that shall most nearly express the intent and achieve the commercial effect of the unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                         PETROGLYPH ENERGY, INC.


                                         By:    /s/  ROBERT C. MURDOCK
                                              ----------------------------------
                                              Name:  Robert C. Murdock
                                              Title: President


                                         III EXPLORATION COMPANY


                                         By:    /s/  WILLIAM C. GLYNN
                                              ----------------------------------
                                              Name:  William C. Glynn
                                              Title: President


                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]